EXHIBIT 23

Consent of Independent Registered Public Accounting Firm

Applied Energetics, Inc.
Tucson, Arizona

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (Nos. 33-82758, 33-89800, 33-94924, 333-21667, 333-130012 and 333-137324) and Form S-8 (Nos. 33-52020, 33-71978, 333-44459, 333-41332, 333-113656, 333-127661, and 333-146766) of Applied Energetics, Inc. of our reports dated March 14, 2011, relating to the consolidated financial statements, and the effectiveness of Applied Energetics, Inc.’s internal control over financial reporting, which are incorporated by reference in this Annual Report on Form 10-K.

/s/ BDO USA, LLP
Phoenix, Arizona
March 14, 2011